EXHIBIT 99.1

Summary of Beneficial Ownership as of April 7, 2026

Class of Security	Shares Owned	% of Class (Undiluted)	Ownership Form	Source
Common Stock, $0.00001 par	254,749,236	~2.897% (of 8,791,221,631 outstanding)	Direct (D)	142,249,236 via buyback program; 112,500,000 via private sale (2024)
Series D Convertible Preferred, $0.001 par	66,667	66.7% (of 100,000 outstanding)	Direct (D)	Share exchange (06/03/2022)
Series A Convertible Preferred, $0.001 par	33,333	44.4% (of 75,000 outstanding)	Direct (D)	Share exchange (06/03/2022)